UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securiites

Exchange Act OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2022

May 3, 2022

This Supplement to our Proxy Statement dated April 14, 2022 (the “2022 Proxy Statement”), is furnished on or about May 3, 2022 to stockholders of record of BankFinancial Corporation (the “Company”) in connection with the solicitation by our Board of Directors of proxies to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 27, 2022, at 11:00 A.M., Chicago, Illinois Time. The Board of Directors previously made available to you proxy materials in connection with the Annual Meeting, including the 2022 Proxy Statement containing important information about the items of business to be considered at the Annual Meeting.

On or about April 14, 2022, we mailed to our stockholders a notice containing instructions on how to access our Annual Meeting materials, how to request paper copies of these materials and how to vote online or by telephone. The purpose of this supplement is to provide additional information with respect to the 2022 Proxy Statement, as described below.  The additional information provided in this supplement should be read in conjunction with our Annual Meeting materials, including the 2022 Proxy Statement. Except as described in this supplement, the information provided in the 2022 Proxy Statement continues to apply.  However, the information contained in this supplement modifies or supersedes any inconsistent information contained in the 2022 Proxy Statement.

New Employment Agreements

On May 3, 2022, the Company and BankFinancial, NA (the “Bank”) entered into amended and restated employment agreements (the “Amended Agreements”) with F. Morgan Gasior, Chairman of the Board, President and Chief Executive Officer, and Paul A. Cloutier, Executive Vice President and Chief Financial Officer. The Amended Agreements are effective as of May 3, 2022 and replace the prior employment agreements with the Company and the Bank, as amended (the “Prior Agreements”), as described in “Executive Compensation—Current Employment Agreements” in the 2022 Proxy Statement. The expectation that the Company and the Bank would enter into the Amended Agreements was described in “Executive Compensation—Proposed Employment Agreements” in the 2022 Proxy Statement.

Term.  The term of each Amended Agreement ends on May 3, 2025, and unless certain termination events occur, the term will generally extend for an additional twelve months on each anniversary date thereafter such that the term will be thirty-six months.  Under the Amended Agreements, Messrs. Gasior and Cloutier will be paid an annual base salary and will be provided with certain benefits applicable to executive personnel.

Benefits. The Amended Agreements provide disability benefits, death benefits and severance in the event of a qualifying termination of employment.  In the event the executive’s employment is terminated without cause or for “good reason” (as defined in the Amended Agreements), the executive would be paid an amount equal to three times the executive’s “average annual compensation” (as defined in the Amended Agreements), in a lump sum, and the executive would receive continued coverage under certain insurance plans for thirty-six months.

The Amended Agreements require the executive to execute a general release in consideration for any severance amounts, and provide for non-solicitation restrictions.

Definition of Good Reason – “Double Trigger” Required for Certain Payments.  Under the Amended Agreements, the definition of “good reason” was substantially revised to generally include: (i) the relocation of executive’s principal place of employment to a place that is more than 15 miles from designated locations, (ii) a reduction in the executive’s base salary or a material reduction in the benefits; (iii) a material uncured breach of the employment agreement; and (iv) a material diminution in executive’s duties and responsibilities following the consummation of a “change of control” (as defined in the Amended Agreements, and referred to herein as a “Double Trigger”).  Consequently, the Amended Agreements require a Double Trigger for payment to be made in connection with a change in control (and certain definitions of good reason under the Prior Agreements have been eliminated, such as a  “modified single trigger” or failure to extend the term of the agreement).

The Human Resources Committees of the Company and the Bank concluded that the change from the “modified single trigger” provisions in the Prior Agreements first executed in 2008 to the “Double Trigger” provisions now in effect under the Amended Agreements were in accordance with current recommended practices from independent institutional shareholder advisory service firms.